Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Southern Michigan Bancorp, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Southern Michigan Bancorp, Inc. for the registration of 300,000 shares of its common stock of our report dated March 11, 2008, with respect to the consolidated financial statements of Southern Michigan Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ CLIFTON GUNDERSON LLP

Toledo, Ohio
June 2, 2008